EXHIBIT 4.1

ASSIGNMENT AGREEMENT

This Assignment Agreement (the "Agreement") dated December 18, 2024 by and between, FRONDEUR PARTNERS LLC, a Nevada limited liability company (the "Assignor”); and Matterhorn Partners LLC, a Connecticut limited liability company (the "Investor").

WHEREAS, BANTEC, INC., a Delaware corporation (the "Company"),desires to fulfill certain obligations owed to the Assignor as represented by the following securities: (i) a convertible note of the Company in the principal amount of $15,000.00 dated October 1, 2022 (“October Note” as Exhibit A); (ii) a convertible note of the Company in the principal amount of $15,000.00 dated November 1, 2022 (“November Note” as Exhibit B); (iii) a convertible note of the Company in the principal amount of $15,000.00 dated December 1, 2022 (“December Note” as Exhibit C); (iv) a convertible note of the Company in the principal amount of $15,000.00 dated January 1, 2023 (“January Note” as Exhibit D); (v) a convertible note of the Company in the principal amount of $15,000.00 dated February 1, 2023 (“February Note” as Exhibit E); (vi) a convertible note of the Company in the principal amount of $15,000.00 dated March 1, 2023 (“March Note” as Exhibit F); (vii) a convertible note of the Company in the principal amount of $15,000.00 dated April 1, 2023 (“April Note” as Exhibit G); and (viii) a convertible note of the Company in the principal amount of $15,000.00 dated May 1, 2023 (“May Note”, as Exhibit H; and together with the October Note, the November Note, the December Note, the January Note, the February Note, the March Note, and the April Note, collectively, the “Notes” or the “Securities”);

WHEREAS, the Assignor desires to sell, assign and transfer the Notes to the Investor; and the Investor wishes to buy the Notes from the Assignor; and

WHEREAS, to effectuate this understanding, the Parties agree to enter this Agreement.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

I.	Purchase and Sale of the Notes.

1.1 Agreement to Assign, Purchase and Sell. Subject to the terms and on the conditions hereinafter set forth, the Assignor hereby assigns, sells and transfers all of its rights, title and interests in, and the Investor hereby agrees to purchase the Securities from Assignor for the aggregate consideration of Twenty-Five Thousand Dollars ($25,000.00) (the "Purchase Price"), to be paid as set forth in Section 1.2.

1.2 Closing of the Assignment. The closing of the assignment of the Notes (the "Closing") shall be deemed to take place at the offices of Investor, on December 20, 2024 or at the earliest date of the completion of the events as set forth in the following sentence. At the Closing, Assignor will cause Securities to be delivered to Investor in book entry, or as otherwise directed by the Investor, and the Investor shall pay the Purchase Price to Assignor via wire transfer to Frondeur Partners LLC.

1.3 Amended and Restated Note. The Company shall issue an amended and restated note in favor of the Investor in the amount of $142,668.49 (representing $120,000.00 principal and $22,668.49 accrued, unpaid interest), in the form attached hereto as Exhibit J (the “Amended and Restated Note”) at the Closing of the transactions contemplated by this agreement, as an amendment and restatement of the Notes.

II.	Representations and Warranties of Assignor.

The Assignor hereby represents and warrants the following: (a) the Assignor owns the Notes free and clear of all any and all liens, claims, encumbrances, preemptive rights and adverse interests of any kind; (b) the Assignor or any affiliate of Assignor (collectively, jointly and severally, “Assignor’s Affiliate”) is not now, and has not been during the preceding three months, an officer, director, or more than 4.99% shareholder of the Company or in any other way an “affiliate” of the Company as that term is defined in Rule 144(a)(1) as promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (c) the Assignor has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out the Assignor’s obligations hereunder; and no consent, approval or agreement of any individual or entity is required to be obtained by the Assignor in connection with the execution and performance by the Assignor of this Agreement or the execution and performance by the Assignor of any agreements, instruments or other obligations entered into in connection with this Agreement; (d) this Agreement constitutes the legal, valid and binding obligation of the Assignor; (e) neither the execution of this Agreement by the Assignor nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Assignor is bound, or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Assignor; (f) the Assignor acquired the Notes for its own benefit and account for investment only and not with a view to, or for resale in connection with, a public offering or distribution thereof; (g) the Assignor fully paid the Company for the Notes; (h) to the knowledge of the Assignor, there are no investigations, actions, suits or proceedings, administrative or otherwise, threatened or pending that affects Assignor’s rights to the Notes, the sale of the Notes itself or the Company; (i) Assignor is not insolvent, is not in receivership, nor is any application for receivership pending; no proceedings are pending by or against it in bankruptcy or reorganization in any state or federal court; nor has it committed any act of bankruptcy; and (j) there has been no act or omission by Assignor which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment in connection with the transaction contemplated hereby.

III.	Representations and Warranties of Investor

Investor hereby represents and warrants to the Assignor and the Company the following: (a) Investor has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Investor’s obligations hereunder; and no consent, approval or agreement of any individual or entity is required to be obtained by Investor in connection with the performance by Investor of any agreements, instruments or other obligations entered into in connection with this Agreement; (b) this Agreement constitutes the legal, valid and binding obligation of Investor; (c) neither the execution of this Agreement by Investor nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Investor is bound, or of any decree, judgment, order, law or regulation now in effect of any court or other government body applicable to Investor; (d) Investor is sophisticated in financial matters, qualifies as an “accredited investor” within the meaning of Regulation D of the Securities Act, and has had access to such information as it has desired with respect to the Company, and has made such independent investigation of the Company as Investor deems necessary or advisable in connection with the purchase hereunder, and Investor is able to bear the economic and financial risk (including the risk that Investor could lose the entire value of the Notes); and (e) Investor is acquiring the Notes for its own benefit and account for investment only; (f) Investor is not insolvent, is not in receivership, nor is any application for receivership pending; no proceedings are pending by or against it in bankruptcy or reorganization in any state or federal court; nor has it committed any act of bankruptcy; (g) Investor understands that the Notes are subject to U.S. federal and states securities laws and as a result may be subject to restrictions on transferability; and (h) there has been no act or omission by Investor which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment in connection with the transaction contemplated hereby.

IV.	Assignor’s and Company’s Conditions to Closing.

4.1 Accuracy of Representations. Each of the representations and warranties of Investor contained in Article III shall be true, complete and correct in all respects.

4.2 No Action to Restrain. No statute, rule, regulation, judgment, injunction, order or decree shall have been enacted, entered, promulgated, enforced or deemed applicable by any court of competent jurisdiction, arbitrator, government or governmental authority or agency, which statute, rule, regulation, judgment, injunction, order or decree shall be in effect and restrain, enjoin, prohibit or otherwise make illegal the consummation of the sale and purchase of the Notes contemplated by this Agreement.

V.	Investor’s Conditions to Closing.

5.1 Accuracy of Representations. Each of the representations and warranties of Assignor contained in Article II shall be true, complete and correct in all respects.

5.2 No Action to Restrain. No statute, rule, regulation, judgment, injunction, order or decree shall have been enacted, promulgated, enforced or deemed applicable by any court of competent jurisdiction, arbitrator, government or governmental authority or agency, which statute, rule, regulation, judgment, injunction, order or decree shall be in effect and restrain, enjoin, prohibit or otherwise make illegal the consummation of the sale and purchase of the Notes contemplated by this Agreement.

VI.	Miscellaneous.

6.1 Indemnification. Each party shall indemnify, defend and hold harmless the other party from and against any loss, liability, claim or damage (including incidental and consequential damages), expenses (including costs of investigation and defense and reasonable attorney's fees), whether or not involving a third-party claim, arising out of or in connection with any breach of this Agreement.

6.2 Binding Effect; Assignment. Except as provided to the contrary hereinabove, this Agreement shall apply to and shall be binding upon the parties hereto, their respective successors and assigns and all persons claiming by, through or under any of the aforesaid persons.

6.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

6.4 Amendment. This Agreement may not be amended or modified, except by a written instrument signed by the parties hereto.

6.5 Applicable Law. This agreement and all transactions contemplated in this Agreement shall be governed by, construed and enforced in accordance with the laws of Florida. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of U.S. Federal or State Courts located in the State of Florida. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

6.6 Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

6.7 Further Assurances. The Assignor shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Investor may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.8 Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when received.

6.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, Assignor and Investor have executed this Agreement as of the date set forth above.

Assignor:	Investor:
FRONDEUR PARTNERS LLC	Matterhorn Partners LLC

By:
William Gonyer	Paul Montney
Manager	Manager

Acknowledged and Agreed Company:

BANTEC, INC.

By: Michael Bannon
Chief Executive Officer